EXHIBIT 99.1

CUSIP# 678046 10 3 NYSE Amex: BQI

NEWS RELEASE

DATE: February 23, 2012

Oilsands Quest Receives Court Approval of $7 Million Sale of Eagles Nest Asset

CALGARY, ALBERTA – Oilsands Quest Inc. (NYSE Amex: BQI) (“Oilsands Quest,” or “the Company”) has received approval from the Alberta Court of Queen’s Bench (the “Court”) for the sale of the Company’s non-core Eagles Nest asset to FAMA Capital Ltd. (“FAMA”), an unrelated third party, for CDN$7.0 million.

This approval follows a short Court-directed limited bidding process, resulting in a higher sale price than previously disclosed. The Company has signed a Purchase and Sale Agreement with FAMA and the transaction, subject to normal closing conditions, is expected to close on or before March 23, 2012. FAMA has also agreed to pay a deposit of CDN$400,000 by February 24, 2012.

Oilsands Quest continues to operate under the protection of the Companies’ Creditors Arrangement Act (Canada) (“CCAA”) with the assistance of a Court-appointed monitor. The Company’s common shares remain suspended from trading until either a delisting occurs or until the NYSE permits the resumption of trading.

About Oilsands Quest

Oilsands Quest Inc. (www.oilsandsquest.com) is exploring and developing oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first commercial oil sands discovery.

For more information:
Investor Relations
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941

Forward-looking statements:

This news release includes certain statements that may be deemed to be “forward-looking statements,” including the expected date for closing the sale of the Eagles Nest asset. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements.

Forward-looking statements are statements other than relating to historical fact and are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to the ability to raise additional capital, risks associated with the Company’s ability to implement its business plan, its ability to successfully complete the previously announced solicitation process while under creditor protection, its ability to submit a timely plan to its stakeholders and the court under the CCAA and to resolve its operational, legal and financial difficulties, the possible delisting of its securities from NYSE Amex, risks inherent in the oil

CUSIP# 678046 10 3 NYSE Amex: BQI

sands industry, regulatory and economic risks, land tenure risks and those factors listed under the caption “Risk Factors” in the Company’s Form 10-Q filed with the Securities and Exchange Commission on December 9, 2011. The Company undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.